EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements and related Prospectuses of BioTime, Inc. and Subsidiaries (collectively, the “Company”) on Form S-2 (Registration Nos. 333-128083 and 333-109442), Form S-3 (Registration Nos. 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066, 33-201824 and 333-209000), and Form S-8 (Registration Nos. 333-101651, 333-122844, 333-163396, 333-192531 and 333-205661) of our report dated March 17, 2014, with respect to the consolidated financial statements of the Company for the year ended December 31, 2013, included in this Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission.

/s/ Rothstein Kass

New York, New York
March 15, 2016